EXHIBIT 2.3


                      FEDERAL DEPOSIT INSURANCE CORPORATION
                             WASHINGTON, D.C. 20429
                      -------------------------------------
                                    FORM F-4

                                QUARTERLY REPORT

                               UNDER SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                        FOR QUARTER ENDED MARCH 31, 1997

                      FDIC INSURANCE CERTIFICATE NO. 26481

                           FALMOUTH CO-OPERATTVE BANK
                                  MASSACHUSETTS
                                   04-1299490
                 20 DAVIS STRAITS, FALMOUTH, MASSACHUSETTS 02540
                                 (508) 548-3500

INDICATE BY CHECK MARK WHETHER THE BANK (1) HAS FILED ALL REPORTS BY SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE BANK WAS REQUIRED TO FILE SUCH REPORTS).

                              Yes [X]  No [  ]

AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS.

                              Yes [X]  No [ ]

                           FALMOUTH CO-OPERATIVE BANK

                                 BALANCE SHEETS

                                                                            MARCH 31,                SEPTEMBER 30,
                                                                             1997                         1996
                                                                          (unaudited)
                                                                          -----------                -------------
ASSETS
  Cash and due from banks                                                  $2,793,931                 $1,171,761
  Federal funds sold                                                        2,358,220                  1,583,437
                                                                          -----------                -----------
  Total cash and cash equivalents                                           5,152,151                  2,755,198
  Investment securities                                                    36,141,189                 45,552,649
  Federal Home Loan Bank stock, at cost                                       405,200                    300,900
  Loans, net                                                               46,518,481                 40,236,846
  Premises and equipment                                                      925,012                    526,061
  Accrued interest receivable                                                 668,848                    746,601
  Cooperative Central Bank Reserve Fund Deposit                               285,680                    285,680
  Other assets                                                                170,936                    112,173
                                                                          -----------                -----------
         Total assets                                                     $90,267,497                $90,516,108
                                                                          ===========                ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
  Demand deposits                                                          $9,024,802                 $8,713,244
  Savings and NOW deposits                                                 20,146,104                 19,660,383
  Time deposits                                                            38,029,263                 38,065,803
                                                                          -----------               ------------
       Total deposits                                                      67,200,169                 66,439,430
  Deferred income taxes                                                        27,366                     49,248
  Other liabilities                                                           152,833                    123,608
  Due to broker                                                                    --                  1,000,000
  Income taxes payable                                                         30,127                    156,027
  Treasury tax and loan account                                                   404                      4,170
  Employee Stock Ownership Plan loan                                          785,565                    829,208
                                                                          -----------               ------------
         Total liabilities                                                 68,196,464                 68,601,691
                                                                          -----------               ------------
  Stockholders' equity:
    Preferred stock, par value $.10 per share,
      authorized 500,000 shares; none issued
    Common stock, par value $.10 per share,
      authorized 2,500,000 shares;
         issued and outstanding 1,454,750 shares                              145,475                    145,475
  Paid-in capital                                                          13,601,883                 13,598,174
  Retained earnings                                                         9,086,940                  8,856,291
  Employee Stock Ownership Plan loan                                         (829,208)                  (829,208)
  Net unrealized holding gain on available-for-sale securities                 65,943                    143,685
                                                                          -----------              -------------
                  Total stockholders' equity                               22,071,033                 21,914,417
                                                                          -----------              -------------
                  Total liabilities and stockholders' equity              $90,267,497                $90,516,108
                                                                          ===========              =============

                           FALMOUTH CO-OPERATIVE BANK

                              STATEMENTS OF INCOME

                                                                                       (Unaudited)
                                                                               Three Months Ended March 31,

                                                                             1997                     1996
                                                                         ----------               ----------
INTEREST AND DIVIDEND INCOME:
   Interest and fees on loans                                            $  910,882               $  721,029
   Interest and dividends on investment securities                          584,779                  540,305
   Interest on short-term investments                                        26,224                   39,950
                                                                         ----------               ----------
         Total interest and dividend income                               1,521,885                1,301,284
                                                                         ----------               ----------
INTEREST EXPENSE:
   Interest expense on deposits                                             668,610                  721,828
   Interest expense on borrowings
                                                                         ----------               ----------
         Total interest expense                                             668,610                  721,828
                                                                         ----------               ----------
         Net interest income                                                853,275                  579,456
   Provision for possible loan loss                                                                    9,000
                                                                         ----------               ----------
         Net interest income after provision for possible
         loan losses                                                        853,275                  570,456
                                                                         ----------               ----------
OTHER INCOME:
   Service charges                                                           12,367                   11,992
   Other fee income                                                          11,166                   10,431
   Gain on sale of investment securities, net                                33,591
   Other non-interest income                                                  8,971                    5,846
                                                                         ----------               ----------
         Total other income                                                  66,095                   28,269
                                                                         ----------               ----------
OTHER EXPENSE:
   Salaries and employee benefits                                           331,974                  291,116
   Deposit insurance expense                                                  1,621                      500
   Other real estate owned expense
   Data processing expense                                                   36,170                   30,995
   Directors' fees                                                           21,930                   20,350
   Legal and professional fees                                               55,505                      435
   Loss on sales of investment securities, net
   Other operating expenses                                                 188,111                   97,894
                                                                         ----------               ----------
         Total other expense                                                635,311                  411,290
                                                                         ----------               ----------
         Income before income taxes                                         284,059                  157,435
   Income taxes                                                             106,000                   69,300
                                                                         ----------               ----------
         Net income                                                      $  178,059                   88,135
                                                                         ==========               ==========

                           FALMOUTH CO-OPERATIVE BANK

                              STATEMENTS OF INCOME

                                                                                     (Unaudited)
                                                                             Six Months Ended March 31,
                                                                                1997                  1996
                                                                           -----------            -----------
INTEREST AND DIVIDEND INCOME:
   Interest and fees on loans                                              $ 1,763,227            $ 1,432,813
   Interest and dividends on investment securities                           1,242,867              1,074,605
   Interest on short-term investments                                           50,534                 72,102
                                                                           -----------            -----------
         Total interest and dividend income                                  3,056,628              2,579,520
                                                                           -----------            -----------
Interest expense:
   Interest expense on deposits                                              1,360,288              1,427,800
   Interest expense on borrowings
         Total interest expense                                              1,360,288              1,427,800
                                                                           -----------            -----------
         Net interest income                                                 1,696,340              1,151,720
   Provision for possible loan loss                                                                    18,000
                                                                           -----------            -----------
         Net interest income after provision for possible
         loan losses                                                         1,696,340              1,133,720
                                                                           -----------            -----------
OTHER INCOME:
   Service charges                                                              24,669                 24,831
   Other fee income                                                             20,301                 19,097
   Gain on sale of investment securities, net                                   33,590
   Other non-interest income                                                    41,082                 30,135
                                                                           -----------            -----------
         Total other income                                                    119,642                 74,063
                                                                           -----------            -----------
OTHER EXPENSE:
   Salaries and employee  benefits                                             662,632                558,681
   Deposit  insurance expense                                                    2,121                  6,666
   Other real estate owned expense
   Data processing  expense                                                     65,933                 57,988
   Directors' fees                                                              40,780                 39,820
   Legal and professional fees                                                 117,666                  3,476
   Loss on sales of investment securities, net                                                          3,892
   Other operating expenses                                                    339,918                206,445
                                                                           -----------            -----------
         Total other expense                                                 1,229,050                876,968
                                                                           -----------            -----------
         Income before income taxes                                            586,932                330,815
   Income taxes                                                                219,100                145,800
                                                                           -----------            -----------
         Net income                                                        $   367,832                185,015
                                                                           ===========            ===========

                           FALMOUTH CO-OPERATIVE BANK

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                   (UNAUDITED)

                                                                                        Net
                                                                                        Unrealized       Employee
                                                                                        Holding          Stock
                                                                                        Gain on          Ownership
                                    Common      Paid-in      Retained                   Available-for    Plan
                                    Stock       Capital      Earnings       Surplus     Sale Securities  Loan         Total
                                    ------     --------      --------       -------     ---------------  ---------    -----
Balance, September 30, 1995         $      0   $         0   $ 8,286,070    $       0   $149,216         $       0    $   8,435,286
Net Income                                                       185,014                                                    185,014
Issuance of 1,454,750 shares of
  common stock, par value $0.10
  per share (net of issuance costs)  145,475    13,629,142                                                               13,774,617
Acquisition of common stock
  by ESOP                                                                                                 (872,850)        (872,850)
Net change in unrealized
  holding gain on available
  for-sale securities                                                                     68,230                             68,230

                                    --------   -----------   -----------    ---------   --------         ---------    -------------

Balance, March 31, 1996             $145,475   $13,629,142   $ 8,471,084    $       0   $217,446         $(872,850)   $  21,590,297
                                    ========   ===========   ===========    =========   ========         =========    =============

Balance, September 31, 1996         $145,475   $13,598,174   $ 8,856,291    $       0   $143,685         $(829,208)   $  21,914,417
ESOP compensation expense                            3,709                                                                    3,709
Dividends declared                                              (137,183)                                                  (137,183)
Net Income                                                       367,832                                                    367,832
Net change in unrealized
  holding gain on available
  for-sale securities                                                                    (77,742)                           (77,742)
                                    --------   -----------   -----------    ---------   --------         ---------    -------------
Balance, March 31, 1997             $145,475   $13,601,883   $ 9,086,940    $       0   $ 65,943         $(829,208)   $  22,071,033
                                    ========   ===========   ===========    =========   ========         =========    =============

                           FALMOUTH CO-OPERATIVE BANK

                            STATEMENTS OF CASH FLOWS

                                                                          (unaudited)
                                                                   Six months ended March 31,

                                                                   1997                       1996
                                                                   ----                       ----
                                                                           (in thousands)
                                                                            ------------
 Operating  Activities:
  Net Income                                                      $  368                    $  185
  Adjustments  to reconcile net income to net cash
   provided by operating activities:
  Provision for possible loan losses                                  --                        18
  Net amortization of investment securities                            7                        23
  Amortization of net deferred loan fees                              22                         5
  (Gain) on sales of investment  securities, net                     (33)                        4
  Depreciation and amortization                                       30                        28
  Disposal of fixed assets                                            10                        --
  Decrease in other assets                                            20                       159
  Increase  (Decrease) in other liabilities                         (145)                       77
                                                                  ------                    ------
   Net cash provided by operating activities                         279                       499
                                                                  ------                    ------

 Investing activities:
  Purchases available-for-sale securities                         (2,432)                       --
  Proceeds from maturities of available-for-sale  securities       4,589                        --
  Proceeds from sales of available-for-sale  securities            1,509                        --
  Purchases of held-to-maturity  securities                       (1,000)                       --
  Proceeds from maturities of held-to-maturity securities          5,671                        --
  Purchase of FHLB stock                                            (104)                       --
  Proceeds from sale of and maturity of investment securities         --                     8,708
  Purchase of investment securities                                   --                   (20,305)
  Proceeds from principal repayment on mortgage
   backed investments                                                 --                        67
  Purchase of unearned ESOP shares                                    --                      (873)
  Decrease in:
   Short-term investments                                           (775)                   (2,813)
    Loans                                                         (6,304)                   (2,496)
    Bank premises and equipment                                     (439)                      (16)
                                                                  ------                    ------
  Net cash provided by (used in) investing activities                715                   (17,728)
                                                                  ------                    ------

 Financing activities:
  Dividends Paid                                                   (137)                        --
  ESOP compensation expense                                           4                         --
  Proceeds from sale of stock                                        --                     13,774
  Increase in borrowed funds                                         --                        873
  Net increase (decrease) in deposits, excluding certificate
   accounts                                                         797                       (507)

                           FALMOUTH CO-OPERATIVE BANK

                            STATEMENTS OF CASH FLOWS

                                   continued

                                                                           (unaudited)
                                                                   Six months ended March 31,

                                                                   1997                      1996
                                                                 -------                   -------
                                                                           (in thousands)


Net increase (decrease) in certificates of deposits                  (36)                      550
                                                                 -------                   -------
Net cash provided by (used in) financing activities                  628                    14,690
                                                                 -------                   -------
Increase (decrease) in cash and due from banks                     1,622                    (2,539)
Cash and due from banks, beginning of period                       1,172                     3,598
                                                                 -------                   -------
Cash and due from banks, end of period                           $ 2,794                   $ 1,059
                                                                 =======                   =======
Cash paid for:
 Interest on deposits                                            $ 1,360                   $ 1,426
                                                                 =======                   =======
 Income taxes, net                                               $   345                   $   128
                                                                 =======                   =======

Unrealized gain (loss) on securities available for sale,
 net of tax                                                      $    66                   $    68
                                                                 =======                   =======


ITEM 1.

                              FINANCIAL STATEMENT

                         NOTES TO FINANCIAL STATEMENTS

                            MARCH 31, 1997 AND 1996

BASIS OF PRESENTATION

     The financial statements of the Falmouth Co-operative Bank (the "Bank") presented herein should be read in conjunction with the financial statements of the Bank as of and for the year ended September 30, 1996. In the opinion of management, the interim financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the three months and six months ended March 31, 1997 and 1996. Interim results are not necessarily indicative of results to be expected for the entire year. Management is required to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ significantly from those estimates.

                           FALMOUTH CO-OPERATIVE BANK

ITEM 2.

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 1997 AND SEPTEMBER 30, 1996.

     The Bank's total assets decreased by $249,000 or .3% to $90.3 million for the six months ended March 31, 1997 from $90.5 million at September 30, 1996. Total net loans were $40.2 million or 60.6% of total deposits at September 30, 1996 as compared to $46.5 million or 69.22% of total deposits at March 31, 1997, representing an increase of $6.3 million. Investment securities held by the Bank decreased by $9.4 million from $45.6 million at September 30, 1996 to $36.1 million at March 31, 1997. The proceeds from maturing securities were in part allocated to fund an increased volume of loan production, with the balance redeployed into short-term securities investments. Total deposits at March 31, 1997 were $67.2 million and $66.4 million at September 30, 1996, an increase of $761,000. The deposit increase was primarily the result of the Bank's new branch opening on February 12, 1997 which had deposits of $671,000 at March 31, 1997. Net worth was $21.9 million at September 30, 1996 as compared to stockholders' equity of $22.1 million at March 31, 1997, an increase of $157,000 which was the result of earnings from normal operations for the six month period less $145,476 in cash dividends paid stockholders during the last two quarters. Additionally, the net unrealized gain on available-for-sale securities decreased $77,742, from $143,685 at September 31, 1997 to $65,943 at March 31, 1997.

COMPARISON OF OPERATING RESULTS

     THREE MONTHS ENDED MARCH 31, 1997 AND 1996.

     Net Income. The Bank's net income for the three months ended March 31, 1997 was $178,000 as compared to $88,000 for the three months ended March 31, 1996. The $90,000 increase in net income was primarily the result of the mutual to stock conversion by the Bank on March 28, 1996. The $90,000 increase in net income included a $283,000 increase in net interest income, a $38,000 increase in other income, a $194,000 increase in operating expenses and an increase in the provision for income taxes of $37,000.

     Interest Income. Total interest and dividend income for the three months ended March 31, 1997 was $1.5 million, an increase of $220,000 as compared to $1.3 million for the three months ended March 31, 1996. The increase in interest and dividend income was due primarily to a $189,000 increase in interest income on loans.

     Interest Expense. Interest expense for the three months ended March 31, 1997 was $669,000, a decrease of $53,000 as compared to $722,000 for the three months ended March 31, 1996. The decrease in interest expense was due in part to lower interest rates on deposits.

     Net Interest Income. Net interest income for the three months ended March 31, 1997 was $853,000 as compared to $579,000 for the three months ended March 31, 1996. The $274,000 increase in net interest income was the result of increased interest income on loans due to increased loan activity. Additionally, interest paid on deposits decreased $53,000 as compared to the same period of the previous year. The net interest margin for the three months ended March 31, 1997 was 3.86%, an increase of 1.14% as compared to the three months ended March 31, 1996. The annual return on average assets for the three months ended March 31, 1997 was .80%, an increase of .35% as compared to the same period of the prior year. The primary reason for the increase in the return on average assets was due to the increase in net interest income which was the result of the management of capital received from the March 28, 1996 stock conversion.

     Provisions for Possible Loan Losses. The provision for possible loan losses for the three months ended March 31, 1997 was none as compared to $9,000 for the three months ended March 31, 1996. With no problem loans, it was determined that there was an adequate balance in the general reserve of the allowance for possible loan losses and that the capital could be better utilized at this time.

     Other Income. Non-interest income or other income for the three months ended March 31, 1997 was $66,000 as compared to $28,000 for the three months ended March 31, 1996. This increase was primarily due to $34,000 taken in gains on the sale of securities.

     Operating Expenses. Operating expenses increased from $441,000 for the three months ended March 31, 1996 to $635,000 for the three months ended March 31, 1997. The increase of $194,000 was primarily due to a $41,000 increase in salaries and employee benefits, a

$55,000 increase in legal and professional fees, and an increase of $90,000 in other operating expenses, primarily due to the opening of a new branch office February 12, 1997.

COMPARISON OF OPERATING RESULTS

SIX MONTHS ENDED MARCH 31, 1997 AND 1996.

     Net Income. The Bank's net income for the six months ended March 31, 1997 was $368,000 as compared to $185,000 for the six months ended March 31, 1996. The $183,000 increase in net income was primarily the result of a $544,000 increase in net interest income, a $46,000 increase in other income that was partially offset by a $352,000 increase in other operating expenses and an increase in the income tax provision of $73,000.

     Interest Income. Total interest and dividend income for the six months ended March 31, 1997 was $3.1 million, an increase of $477,000 as compared to $2.6 million for the six months ended March 31, 1996. The increase in interest and dividend income was due in part to a greater volume of higher yielding loans coupled with a increase in the interest on investment securities.

     Interest Expense. Interest expense for the six months ended March 31, 1997 was $1.4 million, as compared to $1.4 million for the six months ended March 31, 1996. Total deposits were slightly higher for the period ended March 31, 1997 with interest rates slightly lower resulting in an interest expense that remained relatively unchanged.

     Net Interest Income. Net interest income for the six months ended March 31, 1997 was $1.7 million as compared to $1.1 million for the six months ended March 31, 1996. The net interest margin for the six months ended March 31, 1997 was 3.88%, a increase of .91% as compared to the six months ended March 31, 1996. The annual return on average assets for the six months ended March 31, 1997 was
 .83%, an increase of .49% as compared to the same period of the prior year. The primary reason for the increase in the return on average assets was due to the increase in net interest income which was the result of the management of capital received as of the March 28, 1996 stock conversion.

     Provisions for Possible Loan Losses, The provision for possible loan losses for the six months ended March 31, 1997 was zero as compared to $18,000 for the six months ended March 31, 1996. It was determined that there was an adequate balance in the general reserve of the allowance for possible loan losses.

     Other Income. Non-interest income or other income for the six months ended March 31, 1997 was $120,000 as compared to $74,000 for the six months ended March 31, 1996. The increase of $46,000 was primarily the result of the gain on the sale of investment securities of $34,000 taken during the period,

     Operating Expenses. Operating expense increased from $877,000 for the six months ended March 31, 1996 to $1.2 million for the six months ended March 31, 1997, The increase of $352,000 was primarily due to an increase in salaries and employee benefits of $103.000, an increase in legal and professional fees of $115,000. and an increase in other operating expenses of $134,000.

                                   SIGNATURES

     Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             FALMOUTH CO-OPERATIVE BANK

Date: MAY 9, 1997                       By:/s/ Santo P. Pasqualucci
     --------------                        -------------------------------------
                                           Santo P. Pasqualucci
                                           President and Chief Executive Officer

Date: MAY 9, 1997                       By:/s/ George E. Young, III
     --------------                        ------------------------------
                                           George E. Young, III
                                           Chief Financial Officer